Exhibit 10.5

MICROCHIP TECHNOLOGY INCORPORATED
INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
AS AMENDED THROUGH NOVEMBER 8, 2013

I.    PURPOSE

This International Employee Stock Purchase Plan (“Plan”) is hereby established by Microchip Technology Incorporated, a Delaware corporation ("Microchip"), in order to provide eligible employees of foreign Microchip subsidiaries with the opportunity to acquire a proprietary interest in Microchip through the purchase of shares of Microchip common stock at periodic intervals with their accumulated payroll deductions.

II.    DEFINITIONS

For purposes of administration of the Plan, the following terms shall have the meanings indicated:

"Common Stock" means shares of Microchip common stock, par value $0.001 per share.

"Earnings" means regular base salary plus such additional items of compensation as the Plan Administrator may deem appropriate.

"Effective Date" means June 1, 1994. A list of the participating Foreign Subsidiaries is hereto attached as Schedule A. For any other Foreign Subsidiary, the effective date shall be determined by the Microchip Board of Directors or the Employee Committee of the Board of Directors prior to the time such Foreign Subsidiary is to become a participating company in the Plan.

"Eligible Employee" means any person who is engaged, on a regularly-scheduled basis, in the rendition of personal services outside the U.S. as an employee of a Foreign Subsidiary subject to the control and direction of that Foreign Subsidiary as to both the work to be performed and the manner and method of performance.

"Entry Date" shall mean the first Trading Day of any Purchase Period. An Entry Date occurs on the first Trading Day in December or June.

"Foreign Subsidiary" means any non-U.S. Microchip subsidiary which elects, with the approval of the Microchip Board of Directors or the Employee Committee of the Board of Directors, to extend the benefits of this Plan to its Eligible Employees. The Foreign Subsidiaries participating in the Plan are listed on attached Schedule A.

"Participant" means any Eligible Employee of a Foreign Subsidiary who is actively participating in the Plan.

"Purchase Period" means the first U.S. business day of December to the last U.S. business day of May and from the first U.S. business day of June to the last U.S. business day of November.

"Service" means the period during which an individual performs services as an Eligible Employee and shall be measured from his or her hire date, whether that date is before or after the Effective Date of the Plan.

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“Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

III.    ADMINISTRATION

Each Foreign Subsidiary shall have responsibility for the administration of the Plan with respect to its Eligible Employees. Accordingly, the Plan shall, as to each Foreign Subsidiary, be separately administered by a plan administrator comprised of two or more Members of the Board of Directors, the Employee Committee of the Board of Directors, or a designee as may be appointed by either of them from time to time (“Plan Administrator”). The Plan Administrator shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Plan Administrator shall be subject to ratification by the Microchip Board of Directors and, when so ratified, shall be final and binding on all parties who have an interest in the Plan.

IV.    PURCHASE PERIODS

A.    Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Article VIII.

B.    The Plan shall be implemented in a series of successive purchase periods, each to be of a duration of six (6) months. The initial purchase period will begin on June 1, 1994 and end on the last U.S. business day in November 1994. Subsequent purchase periods shall, for so long as the Plan remains in existence, run from the first U.S. business day of December to the last U.S. business day of May and from the first U.S. business day of June to the last U.S. business day of November.

C.    No purchase period shall commence under the Plan, nor shall any shares of Common Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Microchip Board of Directors and (ii) Microchip shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable statutory and regulatory requirements.

D.    The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the start date of the purchase period and shall be automatically exercised on the last U.S. business day of that purchase period.

E.    The acquisition of Common Stock through plan participation for any purchase period shall neither limit nor require the acquisition of Common Stock by the Participant in any subsequent purchase period.

V.    ELIGIBILITY AND PARTICIPATION

A.Any Eligible Employee on a given Entry Date shall be eligible to participate in the Plan.

B.Each Eligible Employee of each Foreign Subsidiary participating in the Plan may join the Plan in accordance with the following provisions:

-    An individual who is an Eligible Employee on a given Entry Date may enter that purchase period on such Entry Date, provided he/she enrolls in the purchase period on or before

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such Entry Date in accordance with Section V.C below. Should any such Eligible Employee not enter the purchase period on or before the given Entry Date, then he/she may not subsequently join that particular purchase period on any later date.

-    An individual who is an Eligible Employee but was not employed on a given Entry Date may not participate in that purchase period but will be eligible to join the Plan on the next Entry Date thereafter provided that he or she is then an Eligible Employee.

C.    To participate for a particular purchase period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) at least five U.S. business days before the start date of that purchase period.

D.    The payroll deduction authorized by the Participant shall be collected under the Plan in the currency in which paid by the Foreign Subsidiary and may be any multiple of one percent (1%) of the Earnings paid to the Participant during each purchase period, up to a maximum of ten percent (10%). Any changes or fluctuations in the exchange rate at which the currency collected from the Participant through such payroll deductions is converted into U.S. Dollars on each purchase date under the Plan shall be borne solely by the Participant. The deduction rate so authorized shall continue in effect for the entire purchase period and for each successive purchase period, except to the extent such rate is changed in accordance with the following guidelines:

-    The Participant may, at any time during the purchase period, reduce his/her rate of payroll deduction. Such reduction shall become effective as soon as possible after filing of the requisite reduction form with the Plan Administrator (or its designate), but the Participant may not effect more than one such reduction during the same purchase period.

-    The Participant may, prior to the start date of any subsequent purchase period, increase or decrease the rate of his/her payroll deduction by filing the appropriate form with the Plan Administrator (or its designate). The new rate (which may not exceed the ten percent (10%) maximum) shall become effective as of the start date of the new six (6)-month purchase period.

Payroll deductions will automatically cease upon the termination of the Participant's purchase right in accordance with the applicable provisions of Section VII below.

VI.    STOCK SUBJECT TO PLAN

A.    The Common Stock purchasable under the Plan shall, solely in the discretion of the Microchip Board, be made available from authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by Microchip, including shares of Common Stock purchased on the open market. The total number of shares reserved under the Plan prior to January 2007 is 348,5931 shares, plus beginning January 1, 2007, and each January 1 thereafter during the term of the Plan, an automatic annual increase in shares
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1Adjusted to reflect: (i) the three-for-two stock split of the outstanding Common Stock effected in November 1994; (ii) the three-for-two stock split of the outstanding Common Stock effected in January 1997; (iii) the 10,000 share increase authorized by the Board of Directors on April 25, 1997; (iv) the three-for-two stock split of the outstanding Common Stock effected in January 2000; (v) the three-for-two stock split of the outstanding Common Stock effected in September 2000; (vi) the three-for-two stock split of the outstanding Common Stock effected in May 2002; (vii) the 25,000 share increase authorized by the Board of Directors on March 3, 2003; and (viii) the 100,000 share increase authorized by the Board of Directors on August 20, 2004.

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reserved of one tenth of one percent (0.1%) of the then outstanding shares of Microchip Common Stock2 The total number of shares which may be issued under the Plan shall not exceed the number reserved.

B.    In the event any change is made to the outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such outstanding Common Stock as a class without Microchip's receipt of consideration, appropriate adjustments shall be made by the Microchip Board of Directors to (i) the class and maximum number of securities issuable over the term of the Plan, (ii) the class and maximum number of securities purchasable per Participant during any one purchase period and (iii) the class and number of securities and the price per share in effect under each purchase right at the time outstanding under the Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under the Plan.

VII.    PURCHASE RIGHTS

An Eligible Employee who participates in the Plan for a particular purchase period shall have the right to purchase shares of Common Stock upon the terms and conditions set forth below and shall execute a purchase agreement incorporating such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Purchase Price. Common Stock shall be issuable at the end of each purchase period at a purchase price equal to eighty-five percent (85%) of the lower of (i) the fair market value per share on the start date of that purchase period or (ii) the fair market value per share on the last U.S. business day of that purchase period.

Valuation. The fair market value per share of Common Stock on any relevant date under the Plan shall be the closing selling price per share of Common Stock on that date, as officially quoted on the Nasdaq National Market. If there is no quoted selling price for such date, then the closing selling price per share of Common Stock on the next preceding day for which there does exist such a quotation shall be determinative of fair market value.

Number of Purchasable Shares.

-    The number of shares purchasable per Participant during each purchase period shall be determined as follows: first, the payroll deductions in the currency in which collected from the Participant during that purchase period shall be converted into U.S. Dollars on the last U.S. business day of the purchase period at the exchange rate in effect on that day; then, the U.S. Dollar amount calculated for the Participant on the basis of such exchange rate shall be divided by the purchase price in effect for such period to determine the number of whole shares of Common Stock purchasable on the Participant's behalf for that purchase period.

However, no Participant may, during any one purchase period, purchase more than one thousand eight hundred ninety-nine (1,899) shares of Common Stock.

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2 (i) On February 13, 2007 the Board of Directors authorized the automatic 216,038 share increase; (ii) on February 11, 2008, the Board of Directors authorized the automatic 189,013 share increase; (iii) on February 27, 2009 the Board of Directors authorized the automatic 182,046 share increase; (iv) on February 22, 2010 the Board of Directors authorized the automatic 184,234 share increase; (v) on February 18, 2011 the Board of Directors authorized the automatic 188,306 share increase, and (vi) on February 13, 2012 the Board of Directors authorized the automatic 192,054 share increase. There was no share increase in 2013.

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-    And any provisions of the Plan to the contrary notwithstanding, no Participant shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Participant) would own capital stock of Microchip and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of Microchip or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of Microchip and its subsidiaries accrues at a rate which exceeds $25,000.00 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

Payment. Payment for the Common Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions in the currency in which paid by the Foreign Subsidiary. Such deductions shall begin with the first full payroll period beginning with or immediately following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of such purchase period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from a Participant may be commingled with the general assets of the Foreign Subsidiary or Microchip and may be used for general corporate purposes. However, all purchases of Common Stock under the Plan shall be made in U.S. Dollars on the basis of the exchange rate in effect on the last day of each purchase period.

Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

-    A Participant may, at any time prior to the last five (5) business days of the Foreign Subsidiary falling within the purchase period, terminate his/her outstanding purchase right by filing the prescribed notification form with the Plan Administrator. No further payroll deductions shall be collected from the Participant with respect to the terminated purchase right, and any payroll deductions collected for the purchase period in which such termination occurs shall, at the Participant's election, be immediately refunded in the currency in which paid by the Foreign Subsidiary or held for the purchase of shares at the end of such purchase period. If no such election is made at the time the termination notice is filed, then the Participant's payroll deductions shall be refunded as soon as possible after the termination date of his/her purchase right.

-    The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) on or before the date he/she is first eligible to join the new purchase period.

-    If the Participant ceases to remain an Eligible Employee while his/her purchase right is outstanding, then such purchase right shall immediately terminate, and the payroll deductions collected from such Participant for the purchase period shall be promptly refunded in the currency in which paid by the Foreign Subsidiary to the Participant. However, should the Participant's cessation of Eligible Employee status occur by reason of death or permanent disability, then such individual (or the personal representative of a deceased Participant) shall have the following election, exercisable up until the last day of the purchase period:

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-    to withdraw all of the Participant's payroll deductions for such purchase period, in the currency in which paid by the Foreign Subsidiary, or

-    to have such funds held for the purchase of shares at the end of the purchase period.

If no such election is made, then such funds shall be refunded as soon as possible after the end of the purchase period. In no event, however, may any payroll deductions be made on the Participant's behalf following his/her cessation of Eligible Employee status.

Stock Purchase. Shares of Common Stock shall automatically be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions above) on the last U.S. business day of each purchase period. The purchase shall be effected as follows: first, each Participant's payroll deductions for that purchase period (together with any carryover deductions from the preceding purchase period) shall be converted from the currency in which paid by the Foreign Subsidiary into U.S. Dollars at the exchange rate in effect on the purchase date, and then the amount of U.S. Dollars calculated for each Participant on the basis of such exchange rate shall be applied to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of purchasable shares set forth above) at the purchase price in effect for such purchase period. Any payroll deductions not applied to such purchase because they are not sufficient to purchase a whole share shall be held for the purchase of Common Stock in the next purchase period. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant during the purchase period shall be promptly refunded to the Participant in the currency in which paid by the Foreign Subsidiary.

Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded to such Participant in the currency in which paid by the Foreign Subsidiary.

Rights as Stockholder. A Participant shall have no stockholder rights with respect to the shares subject to his/her outstanding purchase right until the shares are actually purchased on the Participant's behalf in accordance with the applicable provisions of the Plan. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

A Participant shall be entitled to receive, as soon as practicable after the end of each purchase period, a stock certificate (as evidenced by the appropriate entry on the books of Microchip or of a duly authorized transfer agent of Microchip) for the number of shares purchased on the Participant's behalf. Such certificate will be issued in "street name" for immediate deposit in a designated brokerage account. Until the stock certificate evidencing such Shares is issued no right to vote or receive dividends or any other rights as a stockholder shall exist. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.

Assignability. No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant's death, and during the Participant's lifetime the purchase right shall be exercisable only by the Participant.

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Change in Ownership. Should any of the following transactions (a "Corporate Transaction") occur during the purchase period:

(i)    a merger or other reorganization in which Microchip will not be the surviving corporation (other than a reorganization effected primarily to change the State in which Microchip is incorporated), or

(ii)    a sale of all or substantially all of Microchip's assets in liquidation or dissolution of Microchip, or

(iii)    a reverse merger in which Microchip is the surviving corporation but in which more than fifty percent (50%) of Microchip's outstanding voting stock is transferred to person or persons different from those who held the stock immediately prior to such merger, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the effective date of such Corporate Transaction by applying the payroll deductions of each Participant for the purchase period in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the start date of the purchase period in which such Corporate Transaction occurs or (ii) the fair market value of the Common Stock immediately prior to the effective date of such Corporate Transaction. Payroll deductions shall be converted from the currency in which paid by the Foreign Subsidiary into U.S. Dollars on the basis of the exchange rate in effect on the purchase date, and the applicable share limitation of Article VII shall continue to apply to each such purchase. Should Microchip sell or otherwise dispose of its ownership interest in any Foreign Subsidiary participating in the Plan, whether through merger or sale of all or substantially all of the assets or outstanding capital stock of that Foreign Subsidiary, then a similar exercise of outstanding purchase rights shall be effected immediately prior to the effective date of such disposition, but only to the extent those purchase rights are attributable to the employees of such Foreign Subsidiary.

Microchip shall use its best efforts to provide at least ten (10) days advance written notice of the occurrence of any such Corporate Transaction, and the Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights in accordance with the applicable provisions of this Article VII.

VIII.    AMENDMENT AND TERMINATION

The Plan has been established voluntarily by Microchip. The Microchip Board of Directors may alter, amend, suspend or discontinue the Plan with respect to one or more Foreign Subsidiaries following the end of any purchase period. The Microchip Board may also terminate the Plan in its entirety immediately following the end of any purchase period. In such event, no further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected, under the Plan.

IX.    GENERAL PROVISIONS

A.    The Plan shall become effective on the designated effective date for each Foreign Subsidiary, provided Microchip shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable requirements established by law or regulation.

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B.    The Plan shall terminate upon the earlier of (i) the last U.S. business day in November 2014 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

C.    All costs and expenses incurred in the administration of the Plan shall be paid by the Foreign Subsidiary.

D.    Neither the action of Microchip or the Foreign Subsidiary in establishing the Plan, nor any action taken under the Plan by the Microchip Board or the Plan Administrator, nor any provision of the Plan itself shall constitute any form of employment contract, be construed so as to grant any person the right to remain in the employ of the Foreign Subsidiary for any period of specific duration, and except where expressly prohibited by applicable law such person's employment may be terminated at any time, with or without cause.

E.    Participation in the Plan is voluntary and occasional and does not create any contractual or other right to participate in the Plan in the future, or benefits in lieu of participation in the Plan, even if the Participant has continually participated in the Plan in the past.

F.    Participation in the Plan does not constitute normal or expected salary or compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for Microchip or the Foreign Subsidiary.

(i)    Microchip, Foreign Subsidiaries and the Plan Administrator must collect, use, and transfer personal data of Participants as described in this subsection in order to administer the Plan. By participating in the Plan, the Participant is consenting to the collection, transfer and use of personal data as generally described in this subsection except where requiring such consent is expressly prohibited by local law.

(ii)    Microchip and its Foreign Subsidiaries hold certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares of Common Stock or directorships held in Microchip, details of all participation in the Plan or other entitlement to Shares, for the purpose of managing and administering the Plan (“Data”).

(iii)    Microchip and/or its Foreign Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of Participant’s participation in the Plan, and that Microchip and/or its Foreign Subsidiaries may each further transfer Data to identified third parties assisting them in the implementation, administration, and management of the Plan (“Data Recipients”).

(iv)    These Data Recipients may be located in Participant’s country of residence or elsewhere, such as the United States. By participating under this Plan, the Participant authorizes the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Participant’s participation in the Plan, including any transfer of such Data, as may be required for Plan administration and/or the subsequent holding of Shares on Participant’s behalf, to a broker or third party with whom the Shares acquired on purchase may be deposited.

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Participant may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw Participant’s consent herein in writing by contacting Microchip. Withdrawing consent may affect Participant’s ability to participate in the Plan.

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SCHEDULE A

LIST OF FOREIGN SUBSIDIARIES
PARTICIPATING IN THE
INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
Amended through November 8, 2013

Australia - Microchip Technology Australia PTY Ltd.

Australia - Hi-Tech Software PTY Ltd

Austria - Microchip Technology Austria GmbH

Canada - Microchip Technology Canada Inc

China - SST China Ltd.

China - Microchip Technology Trading (Shanghai) Co., Ltd.

Denmark - Microchip Technology Nordic ApS

France - Microchip Technology Sarl

Germany - K2L GmbH & Co. KG

Germany - Microchip Technology GmbH

Germany - Microchip Technology Germany II GmbH & Co. KG

Germany - Microchip Technology Germany GmbH

Hong Kong - Microchip Technology Hong Kong Ltd.

Hungary - Microchip Technology Hungary Kft.

India - Microchip Technology (India) Private Limited

Ireland - Microchip Technology Ireland Limited

Israel - Microchip Technology Israel Ltd

Italy - Microchip Technology SRL

Japan - Microchip Technology Japan K.K.

Korea - Microchip Technology Korea Ltd.

Malaysia - Arizona Microchip Technology (Malaysia) Sdn Bhd

Mexico - Microchip Technology Mexico, S.DE R.L. DE C.V.

Netherlands - Microchip Technology (Netherlands) Europe B.V.

A- 1

Philippines - MTI Advanced Test Development Corporation

Philippines - Microchip Technology (Philippines) Corporation

Poland - Microchip Technology Sp. z o.o.

Romania - Microchip Technology SRL

Singapore - Microchip Technology Singapore Pte Ltd.

Singapore - Wireless Sound Solutions Pte Ltd.

Spain - Microchip Technology S.L.

Sweden - Microchip Technology Sweden AB

Sweden - SMSC Sweden

Switzerland - Microchip Technology Switzerland S.A.

Taiwan - Microchip Technology (Barbados) II Inc. - Taiwan Branch

Taiwan - SST Taiwan Ltd. - HsinChu Office

Thailand - Arizona Microchip Technology (Thailand) Ltd.

United Kingdom - Microchip Limited

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MICROCHIP TECHNOLOGY INCORPORATED
INTERNATIONAL STOCK PURCHASE AGREEMENT
1.I hereby elect to participate in the Microchip Technology Incorporated (the “Company”) International Employee Stock Purchase Plan (the “IESPP”) until such time as I elect to withdraw from the IESPP either by written notification to the Plan Administrator, my employment status changes, or termination of the IESPP by the Company, and I hereby subscribe to purchase shares of common stock of Microchip Technology Incorporated (“Common Stock”) in accordance with the provisions of this International Stock Purchase Agreement, including any appendix for my country (the “Appendix” and together with the International Stock Purchase Agreement, the “Agreement”) and the IESPP. I hereby authorize payroll deductions from each of my paychecks during the time in which I participate in the IESPP in the 1% multiple of my Earnings (not to exceed a maximum of 10%) specified in my attached Enrollment Form. Capitalized terms not defined herein shall have the meaning ascribed to them in the IESPP.
2.I understand that the IESPP has a six-month offering period. IESPP offering periods begin on the first business day of June and December of each year, and my participation will automatically remain in effect from one offering period to the next offering period in accordance with my payroll deduction authorization, unless I withdraw from the IESPP or change the rate of my payroll deduction or my employment status changes.
3.I understand that my payroll deductions will be accumulated for the purchase of shares of Common Stock on the last business day of each offering period of participation. The purchase price per share will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the start date of the six-month offering period or (ii) the fair market value per share on the purchase date on the last business day of the offering period.
4.I understand that I can withdraw from the IESPP at any time prior to the last 5 business days of an offering period and elect either to have the Company refund all my payroll deductions for that period or to have such payroll deductions applied to the purchase of Common Stock at the end of such period. However, I may not rejoin that particular six-month offering period at any later date. Upon my termination of employment or change to ineligible employee status, my participation in the IESPP will immediately cease and all my payroll deductions for the six-month period in which such termination or change occurs will be refunded. Should I die or become disabled while an IESPP participant, payroll deductions will automatically cease on my behalf, and I or my estate may, at any time prior to the last 5 business days of the offering period in which I die or become disabled, elect to have my payroll deductions for that period applied to the purchase of Common Stock at the end of that period; otherwise, those deductions will be refunded. I further understand that I may reduce my rate of my payroll deductions on one occasion during a six-month offering period, but that I may only increase my rate of payroll deductions at the beginning of a new six-month offering period.
5.I understand that my shares will be placed in a brokerage account at the end of each six-month offering period of participation. The account will be opened in the Participant's name.
6.I understand that the Company has the right, exercisable in its sole discretion, to amend or terminate the IESPP at any time, with such amendment or termination to become effective immediately following the purchase of shares at the end of any current six-month offering period of participation. Should the Company elect to terminate the IESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.
7.I understand that the IESPP sets forth restrictions (i) limiting the maximum number of shares which I may purchase per the six-month offering period of participation and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock per calendar year.
8.Tax Obligations. Regardless of any action the Company or my employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to my participation in the IESPP and legally applicable to me (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or my Employer. I further acknowledge that the Company and/or my Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of my participation in the IESPP, including, but not limited to, the grant of the purchase right, the purchase of Common Stock under the IESPP, the subsequent sale of shares of Stock acquired under the IESPP and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the purchase right to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date my participation began and the date of any relevant taxable event, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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Prior to any relevant taxable or tax withholding event, as applicable, I will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)withholding from my wages or other cash compensation paid to me by the Company and/or the Employer; or
(b)withholding from proceeds of the sale of shares of Common Stock acquired at purchase either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization); or
(c)withholding in shares of Common Stock to be issued at purchase.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, I will be deemed to have been issued the full number of shares of Common Stock subject to the exercised purchase right, notwithstanding that a number of shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of my participation in the IESPP.
Finally, I shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of my participation in the IESPP that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock on my behalf under the IESPP and refuse to deliver the shares of Common Stock if I fail to comply with my obligations in connection with the Tax-Related Items.
9.Nature of Grant. By participating in the IESPP, I acknowledge, understand and agree that:
(a)the IESPP is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the purchase rights is voluntary and occasional and does not create any contractual or other right to receive future grants of purchase rights, or benefits in lieu of purchase rights, even if purchase rights have been granted repeatedly in the past;
(c)all decisions with respect to future grants of purchase rights, if any, will be at the sole discretion of the Company;
(d)my participation in the IESPP shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate my employment relationship at any time where not otherwise expressly prohibited by applicable law;
(e)I am voluntarily participating in the IESPP;
(f)the purchase rights and the shares of Common Stock subject to the purchase rights are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of my employment contract, if any;
(g)the purchase rights and the shares of Common Stock subject to the purchase rights are not intended to replace any pension rights or compensation;
(h)the purchase rights and the shares of Common Stock subject to the purchase rights are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Foreign Subsidiary;
(i)the grant of purchase rights and my participation in the IESPP will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate of the Company;
(j)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(k)in consideration of the grant of the purchase rights under the IESPP, no claim or entitlement to compensation or damages shall arise from forfeiture of the purchase rights under the IESPP resulting from termination

Rev. November 2013	Page 2

of my employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the purchase rights under the IESPP to which I am otherwise not entitled, I irrevocably agree never to institute any claim against the Company or any Foreign Subsidiary, waive the ability, if any, to bring any such claim regarding the forfeiture of purchase rights under the IESPP and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the IESPP, I shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(l)in the event of termination of my employment (whether or not in breach of local labor laws), my right to participate in and to purchase shares of Common Stock under the IESPP, if any, will terminate effective as of the date that I am no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Plan Administrator shall have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the IESPP.
10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the IESPP, or my acquisition or sale of the underlying shares of Common Stock. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the IESPP before taking any action related to the IESPP.
11.Data Privacy. By participating in the IESPP, I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Agreement by and among, as applicable, the Employer, the Company and any Foreign Subsidiary for the exclusive purpose of implementing, administering and managing my participation in the IESPP. I understand that the Company and the Employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all purchase rights or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the IESPP (“Data”). I understand that Data will be transferred to the broker, or such other stock plan service provider as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the IESPP. I understand that except where expressly prohibited by local law, the recipients of Data may be located in my country or elsewhere (e.g., the United States), and that the recipients' country may have different data privacy laws and protections than my country. I understand that my employer has put in place procedures intended to preserve the security of the Data. I authorize the Company, the Employer and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the IESPP to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the IESPP.
I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the IESPP. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company's human resources department. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the IESPP. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact the Company's human resources department.
12.Choice of Law and Venue. The grant of purchase rights under the IESPP and the provisions of this Agreement will be construed and administered in accordance with and governed by the laws of the State of Arizona, United States of America, without giving effect to such state's conflict of laws principles.
For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Arizona and agree that such litigation shall be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, where this grant is made and/or to be performed.

Rev. November 2013	Page 3

13.Language. If I have received this Agreement or any other document related to the IESPP translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
14.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the IESPP by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the IESPP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
15.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.Appendix. Notwithstanding any provisions in this Agreement, the purchase rights granted under the IESPP shall be subject to any special terms and conditions set forth in the Appendix. Moreover, if I relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the IESPP. The Appendix constitutes part of this Agreement.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on my participation in the IESPP, on the purchase right and on any shares of Common Stock acquired under the IESPP, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the IESPP, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
I acknowledge that I have received a copy of the official IESPP Prospectus summarizing the operation of the IESPP. I have read this Agreement (including the Appendix) and the Prospectus and hereby agree to be bound by the terms of this Agreement, the Enrollment Form and the IESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the IESPP.

Print Name	Signature

Badge Number	Date of Signature

Start Date of My Participation {INSERT}

Rev. November 2013	Page 4

APPENDIX TO
MICROCHIP TECHNOLOGY INCORPORATED
INTERNATIONAL STOCK PURCHASE AGREEMENT
This Appendix includes additional terms and conditions that govern the purchase rights granted to me under the IESPP if I reside in one of the countries listed below. All capitalized terms used, but not defined herein shall have the meanings given to such terms in the IESPP and/or the Agreement.
If the Participant is a citizen or resident of a country other than the one in which she/he is currently working or transfers employment after he/she enrolls in the IESPP, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.
AUSTRALIA
No country-specific provisions apply.
AUSTRIA
Interest Waiver. By enrolling in the IESPP and accepting the terms of the Agreement and Enrollment Form, I unambiguously consent to waive my right to any interest with respect to payroll deductions credited to me during an offering period.
CANADA
Termination of Employment. The following provision replaces section 9(l) of the Agreement:
In the event of termination of my employment, my right to purchase shares under the IESPP, if any, will terminate effective as of the date that is the earlier of (i) the date on which I receive a notice of termination of employment from the Company or the Employer, or (ii) the date on which I am no longer employed, regardless of any notice period or period of pay in lieu of such notice required under local law; the Plan Administrator shall have the exclusive discretion to determine when I am no longer employed for purposes of the IESPP.
The following terms and conditions will apply to residents of Quebec:
Consent to Receive Information in English. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciares intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy. The following supplements Section 11 of the Agreement:
I hereby authorize the Company and the Company's representative to discuss with and obtain all relevant information from all personnel (professional or not) involved in the administration and operation of the IESPP. I further authorize the Company and the Employer to disclose and discuss with their advisors my participation in the IESPP. I also authorize the Company and the Employer to record such information and keep it in my employee file.
CHINA
Participation by Employees who reside in the People’s Republic of China (“PRC”) but are not PRC Nationals.
The following provision modifies Section V(D) of the IESPP, Section 1 of the Enrollment Form and Sections 1-3 of this Agreement:
I understand that I am not able to participate in the IESPP by means of payroll deductions taken from my Earnings in RMB each pay period due to certain exchange control laws and regulations in the PRC and other legal restrictions, and therefore, to participate in the IESPP, I agree that if I wish to participate in the IESPP, I agree to contribute towards

Rev. November 2013	Page A-1

the purchase of shares by a means other than payroll deductions. At the direction of the Company, I agree to contribute to the purchase of shares in the IESPP through contributions in USD, or contributions converted by me from RMB to USD, in an amount equal to the percentage of my Earnings (from 1% to 10%) specified in my attached Enrollment Form for the particular offering period. I understand that such contribution towards the purchase of shares in the IESPP shall be made by me to the Company no later than five (5) business days before the end of each six-month offering period, with each IESPP offering period beginning on the first business day of June and December. I further understand and agree that such process with respect to contributions towards the purchase of shares in the IESPP shall remain in effect so long as I continue to reside in the PRC and participate in the IESPP and that the other terms and conditions of this Agreement shall apply to me, apart from the contribution in the form of payroll deductions.
Participation by Employees who reside in the PRC and are PRC Nationals.
Deposits in Account. The following provisions supplement Section 5 of this Agreement:
Due to exchange control laws and regulations in the PRC, I understand and agree that any shares of Common Stock acquired at exercise of the purchase rights under the IESPP will be deposited in an account established for me by the Company (the “Account”) with E*Trade Financial or any successor broker designated by Company, in its sole discretion (the “Designated Broker”). I understand that I must maintain such shares of Common Stock issued to me under the IESPP in the Account and must not transfer the shares of Common Stock to any person, broker or other account with the Designated Broker or to a brokerage account outside of the Designated Broker.
In addition, if any dividends related to shares of Common Stock acquired under the IESPP are issued, I understand that, such dividends may, at the Company’s sole discretion, be deposited into an Account with the Designated Broker, or re-invested by Company on my behalf.
Until such time as the shares of Common Stock acquired at exercise of the purchase rights are sold, I agree to maintain the shares of Common Stock issued to me under the IESPP in the Account and will not transfer the shares of Common Stock to another account with the Designated Broker or to a brokerage account outside of the Designated Broker.
Sale of Shares. The following provision supplements Section 5 of this Agreement:
I understand and agree that due to exchange control laws and regulations in the PRC, I must repatriate immediately to the PRC any cash proceeds from the sale of the shares of Common Stock acquired under the IESPP. I further understand that, under applicable laws and regulations, such repatriation must be effected through a special foreign exchange account established by the Company or one of its Foreign Subsidiaries, and I consent and agree that the proceeds from the sale of the shares of Common Stock may be transferred to such special account before being delivered to me. Moreover, if the proceeds from the sale of the shares of Common Stock are converted to local currency, I acknowledge that the Company and any Foreign Subsidiary are under no obligation to secure any particular currency conversion rate and may face delays in converting the proceeds to local currency due to exchange control restrictions in the PRC. I agree to bear the risk of any fluctuation in the U.S. dollar/local currency exchange rate between the date I realize U.S. dollar proceeds from my participation in the IESPP and the date that I receive cash proceeds converted to local currency. Finally, I agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC.
Forfeiture and Sale upon Termination of Employment. The following provisions supplement section 4 of this Agreement:
(a)    I understand and agree that I must sell all shares of Common Stock acquired under the IESPP on or before the date of my termination as an Eligible Employee. I hereby authorize Company or the Designated Broker to sell such shares on my behalf without notice to or consent from me if I have not sold all shares of Common Stock so acquired as of the date of termination of service. The sale of shares shall be carried out within a reasonable time of termination of service as determined by Company. The proceeds from such sale, net any Tax-Related Items and broker’s fees, shall be deposited in my bank account in China, or delivered to me in China through such other means determined by Company, in its discretion. I hereby release and hold harmless the Company and any Foreign Subsidiary, employees and agents (“Indemnitees”) from any loss that I may incur due to the timing of the sale of shares of Common Stock by Company and acknowledges that the Company and the Employer are under no obligation to arrange for the sale of the shares at any particular price and are not liable for any fluctuations in the trading price of the shares and/or the U.S. dollar exchange rate.
(b    If, contrary to the requirements above, I transfer shares of Common Stock into an account to which Company has no visibility, then I agree that I will sell all shares of Common Stock no later than the date of termination of

Rev. November 2013	Page A-2

employment and provide written evidence of such sale of shares of Common Stock to the Company within two (2) business days of the date of termination of employment. Such evidence must be in a form acceptable to Company.
(c)    I shall defend, hold harmless and indemnify Indemnitees from any and all penalties, damages, and costs that may be incurred by Indemnitees arising out of or in connection with my failure to comply with these obligations and any requirements under local exchange control laws applicable to me.
DENMARK
No country-specific provisions apply.
FRANCE
Payroll Deduction Authorization. I hereby authorize payroll deductions from my Earnings in the percentage authorized in the Enrollment Form (payroll deductions from 1 to 10%) in connection with my participation in the IESPP (payroll deductions may not exceed 10% of Earnings per year).
Autorisation de Prélèvement sur Salaire. J'autorise par la présente des prélèvements salariaux sur ma Rémunération pendant la Période d'Offre conformément au pourcentage autorisé dans l' Accord de Souscription (les prélèvements salariaux ne peuvent pas dépasser 10%).

Language Consent. By accepting the Agreement, I confirm having read and understood the documents relating to this purchase right grant (the IESPP, the Agreement and this Appendix) which were provided to me in the English language, with the exception of the payroll authorization above. I accept the terms of those documents accordingly.
Consentement relatif à la Langue utilisée. En approuvant le présent Formulaire de Participation, vous confirmez que vous avez lu et compris les documents relatifs à cette attribution de droits d'achat d'actions qui vous ont été remis en langue anglais (le IESPP, le Formulaire de Participation ainsi que la présente Annexe), a l'exception de l'autorisation de rélèvement sur salaire ci-dessus. Vous acceptez les conditions afférentes à ces documents en connaissance de cause.
GERMANY
No country-specific provisions apply.
HONG KONG
Securities Warning. I understand that the grant of the purchase rights and the issuance of Common Stock upon purchase do not constitute a public offer of securities under Hong Kong law and are available only to employees. The Agreement, IESPP, this Appendix, the Enrollment Form and other incidental communication materials that I may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under applicable securities laws in Hong Kong. Furthermore, none of the documents relating to the IESPP have been reviewed by any regulatory authority in Hong Kong. I understand that I am advised to exercise caution in relation to the offer. If I am in any doubt about any of the contents of the Agreement, IESPP, the Enrollment Form, this Appendix or any other communication materials, I understand that I should obtain independent professional advice.
HUNGARY
No country-specific provisions apply.
INDIA
Exchange Control Documentation. I understand that I must repatriate the sale proceeds upon the sale of shares of Common Stock acquired under the IESPP to India and convert the proceeds into local currency within 90 days of receipt. I will receive a foreign inward remittance certificate (“FIRC”) from the bank where the foreign currency is deposited. I understand that I should retain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India, the Employer or the Company requests proof of repatriation.
IRELAND
No country-specific provisions apply.

Rev. November 2013	Page A-3

ITALY
Data Privacy Notice. The following provision replaces paragraph 12 of the Agreement:
I hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of my personal data as described in this provision of this Appendix by and among, as applicable, the Employer, the Company and any Foreign Subsidiary for the exclusive purpose of implementing, administering, and managing my participation in the IESPP.
I understand that the Employer, the Company and/or any Foreign Subsidiary may hold certain personal information about me, including, without limitation, my name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares or directorships held in the Company or a Foreign Subsidiary, details of all purchase rights, or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, managing, and administering the IESPP (“Data”).
I also understand that providing the Company with Data is necessary for the performance of the IESPP and that my refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect my ability to participate in the IESPP. The Controller of personal data processing is Microchip Technology Incorporated at 2355 West Chandler Boulevard, Chandler, AZ 85224, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Microchip Technology SRL with registered offices at Via Pablo Picasso 41, 20025 Legnano (MI) Italy.
I understand that Data will not be publicized, but it may be transferred to E*Trade Financial (or one of its affiliates) or such other stock plan service provider as may be selected by the Company in the future (any such entity, “Broker”), or other third parties involved in the management and administration of the IESPP. I understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company. I further understands that the Company and/or any Foreign Subsidiary will transfer Data among themselves as necessary for the purpose of implementing, administering, and managing my participation in the IESPP, and that the Company or a Foreign Subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the IESPP, including any requisite transfer of Data to the Broker or other third party with whom I may elect to deposit any shares of Common Stock acquired at vesting of the purchase rights. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing my participation in the IESPP. I understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the IESPP, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the IESPP.

I understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require my consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the IESPP. I understand that, pursuant to paragraph 7 of the Legislative Decree no. 196/2003, I have the right to, without limitation, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.
Furthermore, I am aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting my local human resources representative.
Grant Terms Acknowledgment. By accepting the purchase rights, I acknowledge having received and reviewed the IESPP and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the IESPP and the Agreement, including this Appendix.

Rev. November 2013	Page A-4

I further acknowledge having read and specifically approve the following paragraphs of the Agreement: section 8 (“Tax Obligations”), section 9 (“Nature of Grant”), section 13 (“Language”), section 12 (“Choice of Law and Venue”), and the “Data Privacy Notice” provision set forth above in this Appendix.
JAPAN
No country-specific provisions.
KOREA
No country-specific provisions apply.
MALAYSIA
No country-specific provisions apply.
MEXICO
Payroll Withholding Authorization. In order to purchase Common Stock under the IESPP, I understand that I must sign the Payroll Withholding Authorization Form (attached here and distributed to me by the Company or by the Employer) in addition to this Agreement and the Enrollment Form, whereby I request and authorize the Employer to withhold from my Earnings the amount specified in the Enrollment Form. I agree that this withholding will continue until I file the prescribed notification form with the Plan Administrator notifying him/her of my withdrawal from the IESPP. I understand that payroll withholding and the purchase of Common Stock under the IESPP will not take place unless and until I sign and return the Enrollment Form to the Employer.
Acknowledgement of the Agreement. By enrolling in the IESPP, I acknowledge that I have received a copy of the IESPP and the Agreement, including this Appendix. I acknowledge further that I accept all the provisions of the IESPP and the Agreement, including this Appendix. I also acknowledge that I have read and specifically and expressly approve the terms and conditions set forth in the Nature of Grant section of the Agreement, which clearly provide as follows:

(1)	my participation in the IESPP does not constitute an acquired right;

(2)	the IESPP and my participation in it are offered by the Company on a wholly discretionary basis;

(3)	my participation in the IESPP is voluntary; and

(4)	the Company and its Foreign Subsidiaries are not responsible for any decrease in the value of any Common Stock acquired at purchase.
Labor Law Acknowledgement and Policy Statement. By accepting the grant of the purchase rights, I acknowledge that Microchip Technology Incorporated, with registered offices at 2355 West Chandler Boulevard, Chandler AZ 85224, U.S.A. is solely responsible for the administration of the IESPP. I further acknowledge that my participation in the IESPP, the grant of the purchase rights and any acquisition of Common Stock under the IESPP do not constitute an employment relationship between myself and the Company because I am participating in the IESPP on a wholly commercial basis and my sole employer is Microchip Technology Mexico, S.DE R.L. De C.V. Based on the foregoing, I expressly acknowledge that the IESPP and the benefits that I may derive from participation in the IESPP do not establish any rights between myself and the Employer, and do not form part of the employment conditions and/or benefits provided by Microchip Technology Mexico, S.DE R.L. De C.V., and any modification of the IESPP or its termination shall not constitute a change or impairment of the terms and conditions of my employment.
I further understand that my participation in the IESPP is the result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue my participation in the IESPP at any time, without any liability to me.
Finally, I hereby declare that I do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the IESPP or the benefits derived under the IESPP, and I therefore grant a full and broad release to the Company, its Foreign Subsidiaries, affiliates, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise and reiterate that I do not reserve any present or future action or right against the Company, its Foreign Subsidiaries, affiliates, branches, representation offices, shareholders, officers, agents or legal representatives.

Rev. November 2013	Page A-5

Spanish Translation
Reconocimiento del Contrato de Suscripción.  Mediante mi inscripción en el IESPP, reconozco que he recibido una copia del IESPP, y del Contrato de Suscripción, incluyendo este Apéndice. Además reconozco que acepto todas las disposiciones del IESPP y el Contrato de Suscripción, incluyendo este Apéndice.  Asimismo, reconozco que he leído y específica y expresamente apruebo los términos y condiciones establecidos en el apartado intitulado Naturaleza del Otorgamiento del Contrato de Suscripción, que claramente dispone lo siguiente:
(1)    Mi participación en el IESPP no constituye un derecho adquirido;
(2)    El IESPP y mi participación en el mismo son ofrecidos por la Compañía sobre una base totalmente discrecional;
(3)    Mi participación en el IESPP es voluntaria; y
(4)    La Compañía y sus Subsidiarias no son responsables de ninguna disminución en el valor de las     Acciones Comunes de la Compañía adquiridas al momento de la compra.
Reconocimiento de Ley Laboral y Declaración de la Política.   Al aceptar el otorgamiento de la opción para comprar Acciones Comunes de la Compañía reconozco que Microchip Technology Incorporated, con oficinas registradas en 2355 West Chandler Boulevard, Chandler AZ 85224, U.S.A., es únicamente responsable por la administración del IESPP.  Además, reconozco que mi participación en el IESPP, el otorgamiento de la opción de comprar Acciones Comunes de la Compañía de conformidad con el IESPP no constituyen una relación de trabajo entre yo y la Compañía porque estoy participando en el IESPP en sobre una base exclusivamente comercial y mi único patrón es Microchip Technology Mexico, S.DE R.L. De C.V.  Con Base en lo anterior, expresamente reconozco que el IESPP y los beneficios que pueden derivarse a mi favor de la participación en el IESPP no establecen ningún derecho entre yo y mi Patrón y no forman parte de las condiciones de trabajo y / o prestaciones otorgadas por Microchip Technology Mexico, S.DE R.L. De C.V., y cualquier modificación del IESPP o su terminación no constituirá un cambio o deterioro de los términos y condiciones de mi trabajo.
Además, comprendo que mi participación en el IESPP es causada por una decisión unilateral y discrecional de la Compañía, por lo que la Compañía se reserva el derecho absoluto a modificar y / o discontinuar mi participación en el IESPP en cualquier momento, sin responsabilidad alguna para conmigo.
Finalmente, por medio del presente declaro que no me reservo ninguna acción o derecho para interponer una demanda en contra de la Compañía por contraprestación o daño o perjuicio alguno en relación con cualquier disposición del IESPP o de los beneficios derivados del IESPP y, en consecuencia, otorgo un amplio y total finiquito a la Compañía, sus Subsidiarias, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, funcionarios, agentes y representantes con respecto a cualquier demanda que pudiera surgir y reitero que no me reservo ninguna acción o derecho presente o futuro que ejercitar en contra de la Compañía, sus Subsidiarias, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, funcionarios, agentes y representantes.
(Payroll Withholding Authorization Form on Next Page)

Rev. November 2013	Page A-6

ATTACHMENT TO THIS APPENDIX FOR MEXICO
PAYROLL WITHHOLDING AUTHORIZATION FORM
FOR EMPLOYEES IN MEXICO
MICROCHIP TECHNOLOGY INCORPORATED
INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
1.I have separately elected to participate in the Microchip Technology Incorporated International Employee Stock Purchase Plan (the “IESPP”), in order to purchase shares of common stock (“Common Stock”) of Microchip Technology Incorporated (the “Company”) in the United States of America, in accordance with the terms and conditions of the IESPP.
2.I hereby acknowledge receipt of a full copy of the IESPP and that I understand the terms, methods and consequences of participating in the IESPP.
3.In order to make the purchases of Common Stock more efficient, I hereby request and authorize my employer, Microchip Technology Mexico, S.DE R.L. De C.V. (“Employer”), to withhold from my paycheck each pay period the amount specified in my Enrollment Form. I shall have the right to decrease or increase such amount (subject to the limits set forth in the Agreement and the IESPP). This withholding will continue until I inform the Plan Administrator (as defined in the IESPP) to stop such payroll withholding by filing the prescribed notification form.
4.I hereby further request that the withholding to which the preceding paragraph refers shall be delivered by my Employer to the Company or the Plan Administrator. These amounts shall be used by the Company or the Administrator to purchase Common Stock in accordance with the terms and conditions of the IESPP and the Agreement (including the Appendix to the Agreement).
5.I acknowledge and agree that the participation of the Employer in the IESPP is limited to acting as an intermediary in delivering to the Company the amounts withheld from my paycheck each pay period. The Employer will make no additional salary payment or other compensation to me as a result of the IESPP.
6.I hereby acknowledge that the withholding I have requested is not a salary deduction or reduction; therefore, I further acknowledge receipt in full of my entire salary for each pay period during my participation in the IESPP.
7.I acknowledge that my work relationship is exclusively with my Employer and that there is no work relationship between the Company and me.
Therefore, the IESPP shall not be considered a labor benefit in my favor, and my participation in the IESPP creates no labor obligations or rights between the Company and me.
The right to purchase Common Stock under the IESPP is not part of normal or expected compensation for purposes of calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments under my employment relationship with my Employer.
The value of the right to purchase Common Stock and any Common Stock purchased or to be purchased under the IESPP, if any, are an extraordinary item, which are outside the scope of the employment contract with my Employer, if any.
8.    By enrolling in the IESPP, I accept all of its terms and conditions and, in particular, I acknowledge that:

(a)	The IESPP is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

(b)
The grant of the option to purchase shares of Common Stock under the IESPP does not create any contractual or other right to receive future grants of purchase rights, or benefits in lieu of purchase rights.

(c)
All determinations with respect to any such future purchase rights, including, but not limited to, the times when rights shall be granted, the purchase price of the shares of Common Stock, and the time or times when each right shall be exercisable, will be at the sole discretion of the Company.

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(d)	My participation in the IESPP is voluntary.

(e)	The right to purchase Common Stock, if any, ceases upon termination of employment with my Employer for any reason except as may otherwise be explicitly provided in the IESPP.

(f)	The future value of the Common Stock purchased under the IESPP is unknown and cannot be predicted with certainty.

(g)	The IESPP is governed by, and subject to, the laws of the State of Arizona (excluding such state's conflict of laws provisions).

Sincerely,

Name

Signature

Badge Number

Date

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NETHERLANDS
No country-specific provisions apply.
PHILIPPINES
No country-specific provisions apply.
ROMANIA
No country-specific provisions apply.
SINGAPORE
Securities Law Notification. The offer to participate in the IESPP is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA ”). The IESPP has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. I should note that the right to purchase shares and/or the shares purchased are subject to section 257 of the SFA and I will not be able to make (i) any subsequent sale of shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of shares of Common Stock underlying the awards in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).
SPAIN
Termination of Employment. The purchase rights provide a conditional right to shares of Common Stock and may be forfeited or affected by my termination of employment, as set forth in the Agreement. For avoidance of doubt, my rights, if any, to the purchase rights upon termination of employment shall be determined as set forth in the Agreement, including, without limitation, where (i) I am deemed to be constructively dismissed or unfairly dismissed without good cause; (ii) I am dismissed for disciplinary or objective reasons or due to a collective dismissal; (iii) I terminate employment due to a change of work location, duties or any other employment or contractual condition (except as otherwise expressly set forth in the Agreement); or (iv) I terminate employment due to the Company's or any of its Foreign Subsidiaries' unilateral breach of contract. Consequently, the termination of my employment for any of the above reasons shall be governed by paragraphs 4 and 9(k) and (l) of the Agreement, unless otherwise determined by the Company, in its sole discretion.
Labor Law Acknowledgment. By accepting the purchase rights, I acknowledge that I understand and agree to the terms and conditions applicable to participation in the IESPP and that I have received a copy of the IESPP.
I understand that the Company has unilaterally, gratuitously and discretionally decided to grant purchase rights under the IESPP to individuals who may be employees of any Foreign Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Foreign Subsidiary on an ongoing basis, other than as expressly set forth in the IESPP and the Agreement. Consequently, I understand that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any Foreign Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Furthermore, I understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the purchase rights and the underlying shares of Common Stock are unknown and unpredictable. In addition, I understand that this grant would not be made but for the assumptions and conditions referred to above; thus, I understand, acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the purchase rights shall be null and void.
SWEDEN
No country-specific provisions apply.
SWITZERLAND
No country-specific provisions apply.

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TAIWAN
No country-specific provisions apply.
THAILAND
No country-specific provisions apply.
UNITED KINGDOM
Responsibility for Taxes. The following provisions supplement section 8 of the Agreement:
If payment or withholding of my income tax liability is not made within ninety (90) days of the event giving rise to such income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax liability will constitute a loan owed by me to the Employer, effective on the Due Date. I agree that the loan will bear interest at the then-current Official Rate of Her Majesty's Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in section 8 of the Agreement. Notwithstanding the foregoing, in the event that I am a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), I will not be eligible for such a loan to cover any income tax liability. In the event that I am a director or executive officer and such income tax liability is not collected from or paid by me by the Due Date, the amount of any uncollected income tax liability will constitute a benefit to me on which additional income tax and National Insurance contributions will be payable. I will be responsible for reporting and paying any income tax and national insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.

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